ALR Technologies Releases an Open Letter to Shareholders

SINGAPORE, December 20, 2021 -- ALR Technologies (“ALRT” or the “Company”) (OTCQB: ALRT), the diabetes management company, today releases an open letter to shareholders from Chairman and Chief Executive Officer Sidney Chan. A copy of the letter is presented in this press release, the original can be found at https://alrt.com/investors/2021lettertoshareholders.

Dear Fellow Shareholders,
2021 has been a transformative year for ALRT within which we have accomplished many important milestones. Most notable is the formation of the animal health division. As discussed below, the successful launch of the GluCurve Pet CGM (Continuous Glucose Monitor) should lead to revenue, earnings, and positive cashflows in the second half of 2022. We have discussed partnership opportunities on the GluCurve Pet CGM with various interested pharmaceutical companies and have selected our top candidate and are targeting to finalize a definitive agreement by May 2022. Additionally, we have brought on key additions to the ALR Technologies corporate team, and we have laid the groundwork to revolutionize diabetes care in human health. I am grateful for the support of our current shareholders, and the interest we have received from potential institutional investors, investment funds, and retail investors alike.

Shareholders have asked how all the latest developments connect and fit into the company roadmap. So, I thought it prudent to discuss the following five topics to give a holistic overview of what we have accomplished, what we seek to accomplish in 2022, and why we have chosen this path to bring value to stakeholders.

1. Continuous Glucose Monitor
2. Human Health Initiative
3. Animal Health GluCurve Pet CGM
4. Pharmaceutical Partnership
5. Corporate Strategy

Continuous Glucose Monitor
Our diabetes management solution was designed to solve the biggest problem in diabetes care: Clinical Inertia, the failure to advance therapy on a timely basis. Our competitors’ products are all dependent on patient self-management, which we believe to be a fundamental flaw. We have created the only diabetes management platform based on active patient management. Utilizing artificial intelligence (AI), the only FDA cleared Insulin Dose Adjustment for long and fast acting insulins, patent pending Predictive A1C, and many other unique features, we greatly reduce the time and effort needed from the care team, while improving the effectiveness of care for the patient and addressing clinical inertia. Clinical trials and pilot studies have shown a 1.2% reduction of A1C over 6 months. To put that in perspective, the CDC has said that a 1% reduction in A1C reduces microvascular complications from diabetes by 40%.

Essentially, we know our Diabetes Solution works well from the feedback and data we received from studies and trials. But while we believe we have the best-in-class platform, it is utilizing a Blood Glucose Meter (BGM) to collect data. BGMs and diabetes test strips are quickly becoming a thing of the past. The industry wants CGMs, which are the best-in-class hardware for checking blood sugar. The growing demand for CGMs has stifled our attempts to sell our system paired with BGMs to payers, despite the positive results we have documented.

Human Health Initiative

While CGM systems are the way of the future for diabetes care, only a small fraction of the 500 million plus diabetics are utilizing those available from the current manufacturers due to several reasons, but in our estimate, it is primarily because of price. The current monthly cost of a CGM system ranges from $108-$500+ while the average monthly cost of a BGM and strips is less than $30. We see this as the key barrier to CGM adoption and plan to offer the ALRT Diabetes Solution with CGMs to payers for a monthly price competitive to BGMs. We are seeking to begin trials on the CGM in the summer of 2022 and thereafter will expect to file for FDA clearance with a target launch date of Q4 2023 to Q1-2024.

Animal Health – GluCurve Pet CGM

While we are diligently working on commercialization in human health over the next two years, we have identified and executed on an immediate opportunity in animal health that we believe should produce positive cashflow in 2022. There is a desperate need in veterinary medicine for a better way of monitoring blood sugar levels in diabetic pets.

The current standard of care is for a veterinarian to perform an in-clinic glucose curve which consists of drawing blood from the pet every two hours to test in a BGM, and manually recording the blood sugar levels. This method is burdensome, costly, only produces 6-7 blood sugar readings, and most importantly often produces inaccurate results from the stress on the pet being crated in a clinic for 10-12 hours and constantly having its blood drawn.

When a pet is diagnosed with diabetes, insulin is given to regulate its blood sugar levels and an in-clinic glucose curve is performed. Starting doses are typically low for safety reasons so the veterinarian will adjust the dose, frequency, or type of insulin the pet is prescribed based on the results and then another glucose curve will be performed. This process repeats until the pet's blood sugar is properly regulated, then it is recommended the pet return every 3-4 months for a maintenance in-clinic glucose curve to ensure continued blood sugar regulation by adjusting the insulin prescription as needed.

The GluCurve Pet CGM will replace the current in-clinic glucose curve method of testing and be used for maintenance 3-4+ times a year, along with the 2+ times typically needed on newly diagnosed pets. The GluCurve Pet CGM is not intended to be worn permanently in the same manner as a human.

We are often asked why the market research firm indicated a 97% adoption rate for the GluCurve and why we anticipate becoming the standard of care. The answer is really quite

simple. The GluCurve is financially favorable for both the veterinarians and the pet owner to use over current methods. It greatly reduces the effort and time of the clinic, and avoids the stress put on the pet. More importantly the data it produces results in faster, more effective, and less expensive regulation of blood sugar in diabetic pets. To be blunt, it is a better and cheaper than current methods.

Another question that comes up is how do we ensure the GluCurve CGM stays on the pet or what happens if it falls off? Again, the answer is quite simple. Although the GluCurve is approved to use for up to 14 days, it is not required to be used for that length of time. In-clinic glucose curves produce up to 7 data points over 12 hours. The GluCurve provides 240 data points every 12 hours without elevated readings from stress and in the real-life home setting. Therefore, whether it is worn for 14 days or for 1 day it provides drastically more information to the veterinarian at a much more affordable price to the pet owner.

The GluCurve provides diabetic patient management unique to veterinary medicine. We have adapted our human health software to animal health allowing us to offer insulin dose suggestions and guidelines for different insulins sold by different companies, along with the ability to collect enormous amounts of data on how pets react to each insulin. All of which is very valuable to insulin manufacturers and pharmaceutical companies in the animal health space.

There are an estimated 2 million diabetic pets within immediate reach and the potential of an additional 2.5 million more around the world. With a need for 2+ units at the initial diagnosis and 3+ units for yearly maintenance, the revenue and earnings potential are very strong.

Pharmaceutical Partnership
The revenue stream, insulin data, and brand value for being the market leader in diabetes by selling the first and only pet CGM is all of great value to various animal health companies. We have received several expressions of interest in purchasing a stake in the GluCurve or even a controlling interest. While we can certainly go to market utilizing the major distributors in animal health for a low fee, we believe a partnership with a pharmaceutical company is the best path for three primary reasons.

1) It will provide ALRT with a large amount of working capital outside of the cashflow from product sales.
2) It will give veterinarians confidence and credibility coming from a large and trusted name in animal health.
3) By utilizing the established network a large animal health company has with veterinary clinics around the world, we will be able to sell more units to more regions at a faster rate.

Corporate Strategy
The long-term goal for our company is to trade on one of the two major exchanges, the NYSE or the Nasdaq. While we are not there yet, based on our internal revenue and earnings

projections for 2022 we are evaluating a listing on the NYSE American (formerly the American Stock Exchange). It is early in the process, but we have started the conversation with an investment bank to ensure we are ready when conditions warrant the change.

We believe that throughout 2022 the market will recognize the value of ALRT as we continue to deliver on the items discussed in this letter and in previous press releases. In closing, I would like to thank all of our shareholders once again for your support and look forward to achieving many more major milestones in 2022.

Sidney Chan
Chairman and Chief Executive Officer
December 20, 2021

About ALR Technologies

ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed a solution to assist veterinarians in determining the effectiveness of insulin and helping to identify the appropriate dose and frequency of administration for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is a wholly owned subsidiary of ALR Technologies Inc. On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Regarding ALR Technologies SG Pte. Ltd. Information can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)
Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)
Phone: +65 3129 2924

Email: ir@alrt.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking information, and the words “anticipate”, “estimate”, “believe”, “continue”, “could”, “expect”, “intend”, “plan”, "postulates", "predict", “target”, “will”, “may” or similar expressions suggesting future conditions or events or the negative of these terms are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Specifically, but not limited to, there is no assurance that the Company will commercialize the GluCurve CGM in 2022, or thereafter, have revenues, earnings, and positive cashflows from the sale of the GluCurve CGM, partner with a pharmaceutical for the GluCurve CGM, commence trials for CGM for human health in 2022 or thereafter, file CGM for FDA clearance CGM for human health, or commercialize CGM for human health thereafter. The forward-looking statements included in this news release are made as of the date hereof. ALR Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.